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As filed with the Securities and Exchange Commission on April 5, 2002

Registration No. 333-83728

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OVERSTOCK.COM, INC.
(Exact name of registrant as specified in its charter)

Delaware	5999	87-0634302
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Overstock.com, Inc.
6322 South 3000 East, Suite 100
Salt Lake City, Utah 84121
(801) 947-3100
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Patrick Byrne
President and Chief Executive Officer
Overstock.com, Inc.
6322 South 3000 East, Suite 100
Salt Lake City, Utah 84121
(801) 947-3100
(Name and address, including zip code, of agent for service)

Copies to:

Robert G. O'Connor, Esq.	Robert S. Townsend, Esq.
David R. Bowman, Esq.	Russell J. Wood, Esq.
Wilson Sonsini Goodrich & Rosati	Harrison S. Clay, Esq.
Professional Corporation	Morrison & Foerster LLP
2795 E. Cottonwood Parkway, Suite 300	425 Market Street
Salt Lake City, Utah 84121	San Francisco, California 94105
(801) 993-6400	(415) 268-7000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 145 under the Securities Act of 1933, check the following box./ /

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box./ /

        Overstock.com, Inc. hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Overstock.com, Inc. shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

        The purpose of this Amendment No. 1 to the Registration Statement is solely to file Exhibits 3.1A, 3.1B, 3.2A, 3.2B, 4.2, 10.1, 10.9, 10.11, 10.14 and 10.15 to the Registration Statement, as set forth below in Item 16(a) of Part II.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Overstock.com, Inc. in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC registration fee	$3,386
NASD filing fee	4,180
Nasdaq National Market listing fee	95,000
Printing and engraving costs
Legal fees and expenses
Accounting fees and expenses
Blue sky fees and expenses
Transfer agent and registrar fees
Miscellaneous expenses

Total

Item 14. Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

        Article V of our Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

        Article 5 of our Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of Overstock.com, Inc. if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of Overstock.com, Inc., and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

        We have entered into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our Bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future.

Item 15. Recent Sales of Unregistered Securities

        During the last three years, we have issued unregistered securities to a limited number of persons, as described below. As indicated below, we have relied on Regulation D, Rule 506 thereof, Rule 701 or Section 4(2) of the Securities Act with respect to the issuance of these securities.

1.
On March 9, 1999, we issued an aggregate 581,373 shares of common stock to two investors for an aggregate purchase price of $100,000.

2.
On March 10, 1999, we issued 581,373 shares of common stock to an individual investor for an aggregate purchase price of $100,000.

3.
On June 8, 1999, we issued 27,796,875 shares of common stock to Haverford Internet, LLC for an aggregate purchase price of $3,750,000.

4.
On September 24, 1999, we issued 8,260,068 shares of common stock to Haverford Internet, LLC and six other persons for an aggregate purchase price of $994,541.

5.
On September 24, 1999, we issued 810,482 shares of common stock to an individual investor for an aggregate purchase price of $189,862.34.

6.
During September and October of 1999, we issued an aggregate of 15,919,160 shares of common stock to Haverford Internet, LLC and nine other persons for an aggregate of $1,999,999.31.

7.
In November of 1999, we issued an aggregate of 16,000,000 shares of common stock to Haverford Internet, LLC and twenty-eight other persons for an aggregate purchase price of $4,000,000.

8.
On December 28, 1999, we issued 1,000,000 shares of common stock to an individual investor for an aggregate purchase price of $250,000 in exchange for a full recourse promissory note in the principal amount of $250,000.

9.
On May 1, 2000, we issued 30,000,000 shares of common stock and warrants to purchase an additional 7,480,000 shares of common stock to Haverford Internet, LLC and seventeen other persons for an aggregate purchase price of $7,500,000.

10.
On May 1, 2000, we issued to one person a warrant to purchase 20,000 shares of common stock with an exercise price of $0.25 per share.

11.
On May 15, 2000, we issued an aggregate of 30,395,617 shares of common stock and warrants to purchase an additional 6,652,547 shares of common stock to Haverford Internet, LLC and sixteen other persons for an aggregate purchase price of $7,598,904.25.

12.
On May 15, 2000, we issued to seven persons warrants to purchase an aggregate of 746,358 shares of common stock with an exercise price of $0.25 per share.

13.
On June 22, 2000, we issued to one individual a warrant to purchase 200,000 shares of common stock with an exercise price of $0.25 per share.

14.
On September 12, 2001, we issued to Norwich Associates L.C. a senior revolving promissory note in the principal amount of up to $7,000,000.

15.
On September 21, 2000, we issued an aggregate of 66,812,349 shares of common stock and warrants to purchase an additional 16,703,089 shares of common stock to Haverford Internet, LLC and twenty-eight other persons for an aggregate purchase price of $10,021,825.35.

16.
On November 11, 2000, we issued a promissory note to First Security Bank, N.A. in the principal amount of $3,000,000.

17.
On November 17, 2000, we issued an aggregate of 63,482,207 shares of common stock to the stockholders of Gear.com, Inc. stock in connection with our acquisition of Gear.com, Inc.

18.
On February 2, 2001, we issued an aggregate of 27,979,855 shares of common stock to Haverford Internet, LLC and one other individual for an aggregate purchase price of $5,000,000.

19.
On March 27, 2001, we issued a secured promissory note in the principal amount of up to $6,000,000 to High Meadows Finance L.C.

20.
On May 24, 2001, we issued 5,595,971 shares of common stock to High Meadows Finance, L.C. for an aggregate of $1,000,000.

21.
On September 17, 2001, we issued 300,000 shares of common stock to Norwich Associates L.C. as partial payment on outstanding debt under a $7,000,000 line of credit from Norwich Associates L.C.

22.
Since January 1, 1999, we have granted stock options under our stock option plans to purchase an aggregate of 32,912,241 shares of common stock (net of expirations, exercises and cancellations) at a weighed average exercise price of $0.17 per share.

23.
Since January 1, 1999, we have issued 561,565 shares of common stock (net of cancellations) under our 2001 Stock Purchase Plan at a weighted average purchase price of $0.1787.

24.
On March 4, 2002, we issued 27,166,936 shares of Series A Preferred Stock investors for an aggregate purchase price of $6,607,000.

        The foregoing transactions were exempt from registration under the Securities Act pursuant to Rule 701 promulgated thereunder on the basis that these options were offered and sold either pursuant to a written compensatory benefit plan or pursuant to written contracts relating to consideration, as provided by Rule 701, pursuant to Section 4(2) thereof or Regulation D, Rule 506 thereof on the basis that the transactions did not involve a public offering. None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering.

Item 16. Exhibits and Financial Statement Schedules

        (a)    Exhibits

Exhibit Number	Description of Document
1.1**	Form of Underwriting Agreement
3.1A	Articles of Amendment to the Amended and Restated Articles of Incorporation of Overstock.com, a Utah corporation and the Amended and Restated Articles of Incorporation currently in effect
3.1B	Amended and Restated Certificate of Incorporation of Overstock.com, Inc., a Delaware corporation effective upon the reincorporation of the Registrant in Delaware dated as of March 15, 2002
3.1C**	Form of Amended and Restated Certificate of Incorporation of Overstock.com, Inc. to be in effect after the completion of the offering made pursuant to this Registration Statement
3.2A	Bylaws of Overstock.com, Inc. currently in effect
3.2B	Form of Bylaws of Overstock.com, Inc. to be in effect after the reincorporation of Overstock.com, Inc. in Delaware
3.2C**	Form of Amended and Restated Bylaws of Overstock.com, Inc. to be in effect after the closing of the offering made pursuant to this Registration Statement
4.1**	Form of specimen certificate for Overstock.com, Inc.'s common stock
4.2	Investor Rights Agreement dated March 4, 2002
5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
10.1	Form of Indemnification Agreement between Overstock.com, Inc. and each of its directors and officers
10.2*	1999 Stock Option Plan and form of agreements thereunder
10.3*	2001 Stock Purchase Plan and form of agreements thereunder
10.4*	Gear.com Restated 1998 Stock Option Plan and form of agreements thereunder
10.5**	2002 Stock Plan and form of agreements thereunder
10.6*	Agreement and Plan of Merger dated November 3, 2000 by and between Overstock.com, Inc. and Gear.com, Inc.
10.7**	Severance Package Agreement with Scott Stewart dated June 17, 1999
10.8*	Lease Agreement dated January 23, 2002 between Overstock.com, Inc. and Holladay Building East L.L.C.
10.9	Lease Agreement dated November 27, 2001 between Overstock.com and Holladay Building East L.L.C.
10.10*	First Lease Extension Agreement dated January 25, 2002 by and between Overstock.com, Inc. and Holladay Building East L.L.C.
10.11	Lease Agreement, as amended, between 2855 E. Cottonwood Parkway, L.C., and Discountsdirect, dated December 21, 1998

10.12*	Lease Agreement by and between Overstock.com, Inc. and Marvin L. Oates Trust dated March 15, 2000
10.13**	Severance Package Agreement with Douglas Greene dated June 17, 1999
10.14	Intellectual Property Assignment Agreement with Douglas Greene dated February 28, 2002
10.15†	Strategic Alliance and Product Sales Agreement dated February 26, 2002 between Overstock.com, Inc. and Safeway Inc.
23.1*	Consent of Independent Accountants
23.2*	Consent of Arthur Andersen LLP
23.3*	Consent of Counsel (included in Exhibit 5.1)
24.1*	Power of Attorney

†
Confidential treatment has been requested with respect to certain portions of this exhibit. This exhibit omits the information subject to this confidentiality request.

*
Filed previously

**
To be filed by amendment

        (b)    Financial Statement Schedules

        Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

        The undersigned hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification by Overstock.com, Inc. for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Overstock.com, Inc. pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Overstock.com, Inc. of expenses incurred or paid by a director, officer, or controlling person of Overstock.com, Inc. in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Overstock.com, Inc. has duly caused this Amendment to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on the 5th day of April, 2002.

OVERSTOCK.COM, INC.
By:	/s/ PATRICK M. BYRNE Patrick M. Byrne, President, Chief Executive Officer and Director

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ PATRICK M. BYRNE (Patrick M. Byrne)	President, Chief Executive Officer and Director (Principal Executive Officer)	April 5, 2002
* (Jason C. Lindsey)	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	April 5, 2002
* (John Pettway)	Director	April 5, 2002
* (John J. Byrne)	Director	April 5, 2002
* (Gordon S. Macklin)	Director	April 5, 2002
* (Gary D. Kennedy)	Director	April 5, 2002
(Allison H. Abraham)	Director	April 5, 2002
* By	/s/ PATRICK M. BYRNE Patrick M. Byrne Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1**	Form of Underwriting Agreement
3.1A	Articles of Amendment to the Amended and Restated Articles of Incorporation of Overstock.com, Inc., a Utah corporation and the Amended and Restated Articles of Incorporation currently in effect
3.1B	Amended and Restated Certificate of Incorporation of Overstock.com, Inc., a Delaware corporation effective upon the reincorporation of the Registrant in Delaware dated as of March 15, 2002
3.1C**	Form of Amended and Restated Certificate of Incorporation of Overstock.com, Inc. to be in effect after the completion of the offering made pursuant to this Registration Statement
3.2A	Bylaws of Overstock.com, Inc. currently in effect
3.2B	Form of Bylaws of Overstock.com, Inc. to be in effect after the reincorporation of Overstock.com, Inc. in Delaware
3.2C**	Form of Amended and Restated Bylaws of Overstock.com, Inc. to be in effect after the closing of the offering made pursuant to this Registration Statement
4.1**	Form of specimen certificate for Overstock.com, Inc.'s common stock
4.2	Investor Rights Agreement dated March 4, 2002
5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
10.1	Form of Indemnification Agreement between Overstock.com, Inc. and each of its directors and officers
10.2*	1999 Stock Option Plan and form of agreements thereunder
10.3*	2001 Stock Purchase Plan and form of agreements thereunder
10.4*	Gear.com Restated 1998 Stock Option Plan and form of agreements thereunder
10.5**	2002 Stock Plan and form of agreements thereunder
10.6*	Agreement and Plan of Merger dated November 3, 2000 by and between Overstock.com, Inc. and Gear.com, Inc.
10.7**	Severance Package Agreement with Scott Stewart dated June 17, 1999
10.8*	Lease Agreement dated January 23, 2002 between Overstock.com, Inc. and Holladay Building East L.L.C.
10.9	Lease Agreement dated November 27, 2001 between Overstock.com and Holladay Building East L.L.C.
10.10*	First Lease Extension Agreement dated January 25, 2002 by and between Overstock.com, Inc. and Holladay Building East L.L.C.
10.11	Lease Agreement, as amended, between 2855 E. Cottonwood Parkway, L.C., and Discountsdirect, dated December 21, 1998
10.12*	Lease Agreement by and between Overstock.com, Inc. and Marvin L. Oates Trust dated March 15, 2000
10.13**	Severance Package Agreement with Douglas Greene dated June 17, 1999
10.14	Intellectual Property Assignment Agreement with Douglas Greene dated February 28, 2002
10.15†	Strategic Alliance and Product Sales Agreement dated February 26, 2002 between Overstock.com, Inc. and Safeway Inc.
23.1*	Consent of Independent Accountants
23.2*	Consent of Arthur Andersen LLP
23.3*	Consent of Counsel (included in Exhibit 5.1)
24.1*	Power of Attorney

†
Confidential treatment has been requested with respect to certain portions of this exhibit. This exhibit omits the information subject to this confidentiality request.

*
Filed previously

**
To be filed by amendment

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution
Item 14. Indemnification of Directors and Officers
Item 15. Recent Sales of Unregistered Securities
Item 16. Exhibits and Financial Statement Schedules
Item 17. Undertakings
SIGNATURES
EXHIBIT INDEX